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                                                            EXHIBIT 99(5)(b)(vi)

                                          October 27, 1997

Chancellor LGT Asset Management, Inc.
50 California Street
27th Floor
San Francisco, CA 94111

    Re:    Investment Management and Administration Fee
          Agreement for GT Global Developing Markets Fund
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Dear Sir or Madam:

    G.T. Investment Funds, Inc. (the "Company") has appointed Chancellor LGT Asset Management, Inc. ("Chancellor LGT") to act as investment manager and administrator to a new fund organized as a series of the Company, GT Global Developing Markets Fund (the "Fund"), pursuant to the terms of the Investment Management and Administration Contract between the Company and Chancellor LGT currently in effect (the "Management Contract"). For providing services to the Fund pursuant to the Management Contract, the Fund will pay Chancellor LGT investment management and administration fees, based on its average daily net assets, at the annualized rate of 0.975% on the first $500 million, 0.95% on the next $500 million, 0.925% on the next $500 million and 0.90% on the amounts thereafter. Such fees are to be calculated daily and paid monthly by the Fund.

    Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Company and retaining one for your records.

                                          Sincerely,

                                          G.T. INVESTMENT FUNDS, INC.


                                          By: /s/ Kenneth W. Chancey
                                            ------------------------------------
                                            Kenneth W. Chancey
                                            Vice President and Principal
                                            Accounting Officer


Acknowledged and Accepted:

CHANCELLOR LGT ASSET MANAGEMENT, INC.


By: /s/ Helge Krist Lee
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  Vice President and Secretary